iCapital

CODE OF ETHICS

ICAPITAL ADVISORS, LLC

ICAPITAL REGISTERED FUND ADVISER, LLC

ALAIA CAPITAL LLC

COMPLIANCE MANUAL AND WRITTEN

SUPERVISORY PROCEDURES

ICAPITAL MARKETS, LLC

2024

This manual is the exclusive property of iCapital Advisors, LLC, iCapital Registered Fund Advisor, LLC, Alaia Capital LLC, iCapital Markets, LLC, and iCapital Annuities and Insurance Services LLC, each of which is an affiliate of iCapital, Inc. The contents of this manual are confidential and may not be disclosed to any third-party without the express written consent of one of these entities.

TABLE OF CONTENTS

1.	INTRODUCTION AND SCOPE	5
2.	OVERSIGHT OF THE CODE OF ETHICS	6
2.1.	Acknowledgement of the Code	6
2.2.	Reporting Violations	6
2.3.	Sanctions for Failure to Comply with the Code of Ethics	6
2.4.	CCO’s Preclearance Requests	7
3.	CONFIDENTIALITY/PRIVACY	8
3.1.	General Statement of Policy – Confidentiality	8
3.2.	Sharing of Information Within the Firm	8
3.3.	Sharing of Information Outside the Firm	9
3.4.	Reasonable Safeguards	9
3.5.	Reporting of Possible Confidentiality Breach	10
4.	GIFTS AND ENTERTAINMENT	10
4.1.	Introduction	10
4.2.	Gifts and Entertainment Policy	10
4.2.1.	Scope	11
4.2.2.	Gifts and Entertainment Limits Imposed by Statute	11
4.2.4.	Reporting of Gifts and Entertainment	13
4.2.5.	Non-Cash Compensation	14
4.2.6.	Conferences and Events	14
4.2.7.	Labor Unions	15
4.2.8.	Charitable Gifts	15
5.	OUTSIDE BUSINESS ACTIVITIES	18
5.1.	Outside Business Activity Definition	18
5.2.	Evaluating an Outside Business Activity Request	19
5.4.	Changes in Role, Responsibilities or Compensation	21
6	POLITICAL CONTRIBUTIONS AND PAY TO PLAY	21
6.1.	Political Activities Requiring Pre-Approval	21
6.2.	Introduction to Pay to Play	21
6.3.	Firm’s Pay to Play Policy	22
6.4.	Ban on State and Local Political Contributions	22
7.	EMPLOYEE INVESTMENT POLICY	23
7.1.	General Policy	23

7.2.	Selected Definitions for Employee Investment Policy	23
7.3.	Covered Accounts	25
7.3.1.	Reporting of Covered Accounts	25
7.3.2.	Exemption for Non-Discretionary Managed Accounts	25
7.3.3.	Exemption for Non-Reportable Security Accounts	26
7.3.4.	Exemption from Reporting on Automatic Investment Plans	26
7.3.5.	Other Specific Account Exemptions	26
7.3.6.	General Oversight of Exempted Accounts	26
7.4.	Reporting of Employee Holdings and Transactions	26
7.4.1.	Initial Holdings Report	26
7.4.2.	Annual Holdings Report	27
7.4.3.	Quarterly Transaction Report	27
7.4.4.	Brokerage Statements in lieu of Report	27
7.4.5.	Special Exemptions from Reporting	27
7.5.	Preclearance of Certain Investments	28
7.5.1.	Preclearance Procedures	28
7.6.	Trading Restrictions	28
7.6.1	The Restricted List	28
7.6.2	Sharing in Customer Accounts	29
7.6.3	Other Trading Restrictions	29
7.7.	Review and Retention of Reports	29
7.8.1.	Escalation of Violations and Sanctions	30
7.8.2.	Written Reports Pursuant to FINRA 3110(d)	30
7.8.3.	Confidentiality	31
8.	INSIDER TRADING	31
8.1.	Introduction	31
8.2.	Penalties for Insider Trading	32
8.3.	Definitions	32
8.3.1.	Material Information	32
8.3.2.	Nonpublic Information	32
8.3.3.	Insider and Temporary Insider	32
8.3.4.	Tipper / Tippee Liability	32
8.4.	Breach of Duty	33
8.5.	Firm’s Insider Trading Policy	33
8.6.	Insider Trading Policy Restrictions	33
8.7.	Procedures Designed to Detect and Prevent Insider Trading	33

8.8.	Compliance Responsibilities	34
9.	ANNUAL REVIEW BY BOARD OF REGISTERED FUND CLIENTS	34
10.	RECORDKEEPING REQUIREMENTS	35

1.	INTRODUCTION AND SCOPE

The Code of Ethics Rules1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”), require investment advisers registered with the Securities and Exchange Commission (“SEC”) (each a registered investment advisor, or “RIA”) to adopt a written code of ethics. In addition, FINRA Rule 3110 requires each broker dealer (“BD”) member to establish and maintain a system to supervise the activities of each associated person that is reasonably designed to achieve compliance with applicable securities laws and regulations, and with applicable Financial Industry Regulatory Authority, Inc. (“FINRA”) rules.

iCapital (the “Firm”) has established this Code of Ethics (the “Code”), which sets forth the standards of conduct expected of employees of the Firm’s RIAs and/or BDs (for the purposes of this policy, “Employees”), which includes(i) Access Persons2 of iCapital Advisors, LLC, iCapital Registered Fund Adviser LLC, and/or Alaia Capital LLC (each an “iCapital RIA” or ” Firm RIA” and collectively, “iCapital RIAs” or “Firm RIAs”); and/or (ii) Associated Persons3 of iCapital Markets, LLC (each an “iCapital BD” or “Firm BD” and collectively, “iCapital BDs” or “Firm BDs”). Outcome Driven Strategies, LLC (“ODS”), a joint venture offered in partnership with Cornerstone Advisory, LLC, maintains a separate Code of Ethics, which sets forth corresponding standards of conduct for individuals who are ODS access persons and therefore is not encompassed under this Code. However, iCapital Access Persons who are also associated with ODS are subject to this Code as well, and must comply with the standards set forth in both this Code and ODS’s separate Code of Ethics.

The Code reflects the Firm RIAs’ and each Access Person’s fiduciary duty to Firm RIA Clients. The Code also addresses certain possible conflicts of interest and includes the Firm’s employee investment policy. The Code should be read in conjunction with the Firm’s Supervisory Procedures and Compliance Manual (the “Manual”).

The following standards of business conduct will govern the interpretation and administration of this Code:

(a)	The interests of the Firm’s Clients must be placed first at all times;

(b)	Employees should not take inappropriate advantage of their positions;

(c)	Employees must comply with all applicable securities laws; and

(d)	Employees are prohibited from:

[1]	Rule 204A-1 of the Advisers Act and Rule 17j-1 of the 1940 Act.

[2]	“Access Persons” includes any partner,officer, director (or other person occupying a similar status or performing similar functions) or employee of an iCapital RIA, or any other person who provides investment advice on behalf of a Firm RIA and is subject to a Firm RIA’s supervision and control, or who has access to non-public information about the purchase or sale of securities by a Firm RIA client, or who otherwise is an Access Person as defined in Rule 17j-1 under the 1940 Act (each an “Access Person” and collectively, “Access Persons”). iCapital currently treat all iCapital employees with access to client or fund data as Access Persons. This set includes all US-based iCapital employees.

[3]	“Associated Persons” of a broker dealer means any partner, officer, director, or branch manager of such broker or dealer (or any person occupying a similar status or performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with such broker or dealer, or any employee of such broker or dealer, except that any person associated with a broker or dealer whose functions are solely clerical or ministerial shall not be included in the meaning as defined in Section 3(a)(18) of the Securities Exchange Act of 1934 (the “Exchange Act” or “1934 Act”).

(i)	employing any device, scheme, or artifice to defraud a client or prospective client;

(ii)	engaging in any transaction, practice, or course of business that operates as a fraud or deceit upon a client or prospective client;

(iii)	making any untrue statement of a material fact to a client or omitting to state a material fact necessary to make a statement made not misleading; or

(iv)	engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative.

The Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, Employees of the Firm are expected not only to abide by the letter of the Code, but also its spirit, by upholding the fundamental ideals of the Firm which include integrity, honesty and trust.

The Firm may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Employees will receive written notification from the Chief Compliance Officer (the “CCO”) or his/her designee.

The Code should be kept by each Employee for future reference and its guidelines should be made an active part of the Employee’s normal course of business. In the event that an Employee has any questions regarding his or her responsibilities under the Code, he or she must contact the Compliance Department.

2.	OVERSIGHT OF THE CODE OF ETHICS

2.1.	Acknowledgement of the Code

Each Employee must execute an “Employee Acknowledgement of Receipt and Compliance Attestation” in iCapital’s compliance program upon hire and annually thereafter, certifying that he or she has read and understands the Code’s contents.

2.2.	Reporting Violations

All Employees must promptly report any violations of the Code and federal securities laws to the CCO and/or Compliance Department.

2.3.	Sanctions for Failure to Comply with the Code of Ethics

If it is determined that an Employee has committed a violation of the Code, the Firm may impose the below penalties schedule, sanctions and/or take other action as deemed appropriate. These actions may include, among other things, disgorgement of profits, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC, FINRA, state insurance regulatory authorities, or other regulators of the violations, which could result in criminal or civil penalties.

Violation	Sanction[1]
Late or Incomplete Initial Holdings Report

1st Violation – warning

2nd Violation (or 30 days late after initial warning)

– reported to supervisor and suspension of trading privileges for 90 days

3rd Violation (or 30 days late after second warning)

– reported to the General Counsel for determination of appropriate sanctions

Late or Incomplete Quarterly or Annual Certification (or Duplicate Quarterly Transaction Report)

1st Violation – warning

2nd Violation within the same year – reported to supervisor and suspension of trading privileges for 90 days after warning is given

3rd Violation within the same year – reported to the General Counsel for determination of appropriate sanctions

Failure to Preclear (including Private Placements and Initial Public Offerings) or trading a Restricted Trading List security

1st Violation – warning, notification to General Counsel and supervisory and trade may be required to be reversed with profits disgorged or repayment of losses avoided

2nd Violation – conduct will be reported to HR and General Counsel, trade may be required to be reversed with profits disgorged or repayment of losses avoided, and trading privileges will be suspended for 90 days

3rd Violation – reported to the General Counsel for determination of appropriate sanctions

[1]	Any fines, penalties or disgorged profits will be donated to a charity selected by the Firm.

2.4.	CCO’s Preclearance Requests

In all circumstances requiring preclearance under the Code, the General Counsel will provide preclearance to the CCO.

3.	CONFIDENTIALITY/PRIVACY

3.1.	General Statement of Policy – Confidentiality

All Employees have a duty to safeguard and treat as confidential all nonpublic information concerning the Firm, Clients of the Firm, or investors in any Clients of the Firm, and all transactions in which the Firm or its Clients are involved. This includes all information concerning a client’s financial circumstances and holdings, and advice or information furnished to a client. Moreover, employees may only use Firm or client information within the scope of their employment and accordingly, may not appropriate such information for their own use or benefit or the use or benefit of any third party.

Confidential information also shall be construed to mean any information acquired from a third party pursuant to a non-disclosure (confidentiality) agreement (“NDA”) or confidentiality clauses contained in contractual arrangements with such third parties. Such NDAs or confidentiality clauses generally require the Firm to keep the other party’s confidential information in confidence using a reasonable degree of care, which shall be at least the same degree of care that the Firm uses to maintain its own confidential information of like importance, and to use the other party’s confidential information only to carry out its obligations and exercise its rights under the applicable agreement. Employees are encouraged and reminded to allow access to such third parties’ confidential information only to those of employees having a need to know such information. Employees also should consult a member of the compliance team if any questions arise about the terms of any NDA or the confidentiality clause of any applicable contract.

3.2.	Sharing of Information Within the Firm

Employees should only share client or proprietary information within the Firm with individuals who have a legitimate business need for knowing the information. In addition, employees should not share information in violation of any information walls implemented by the Firm as a means of isolating certain kinds of sensitive information within the Firm. Employees should bring to the attention of the CCO any attempt by other Employees to solicit or obtain client or proprietary information for which they do not have a legitimate business need.

The Firm has implemented an “Information Barrier Policy,” wherein iCapital has set forth the standards for appropriately maintaining Information Barriers to ensure that iCapital, its employees, and its agents comply with applicable law concerning the misuse of material non-public information (“MNPI”) and certain other securities and commodities laws.

The Firm’s Information Barrier Policy is comprised of several factors:

●	A Control Group has been established that consists of Legal and Compliance personnel serving various functions with respect to overseeing the Information Barrier Policy.

●	A Siloed Group information barrier that separates iCapital personnel who are part of iCapital’s “Siloed Groups” from the rest of iCapital is designed to restrict Open Side access to MNPI and to prevent “insider trading” by iCapital and its personnel.

●	All iCapital personnel are responsible for complying with the Policy and understanding the procedures.

3.3.	Sharing of Information Outside the Firm

Employees should not discuss or share client or proprietary information with individuals outside the Firm, other than with parties that both have a legitimate need to know such information and have either provided a confidentially agreement that covers such information, which, in accordance with the Firm’s policies, has been reviewed and approved by the Firm’s legal or compliance team (or outside legal counsel, as appropriate) or are themselves under a separate duty to maintain the confidentiality of the information, such as, for example, the Firm’s outside counsel or accounting firm, or, as permitted by firm contracts, employees of regulated entities such as prime brokers, clearing firms, issuers, or transfer agents. When any doubt exists as to the need for a confidentially agreement, employees should contact the Firm’s legal or compliance team or legal counsel if appropriate.

3.4.	Reasonable Safeguards

Employees should use special care to limit the possibility of inadvertent disclosure of client or proprietary information. Employees should:

(a)	keep their desk and work areas clear of all confidential information when they are not present;

(b)	lock (via the screen or similar locking mechanism) all desktop computers, laptops, smart phones, and other such devices when unattended;

(c)	dispose of confidential documents by shredding them or placing them in confidential document waste bins or otherwise complying with proper document destruction procedures;

(d)	keep sensitive information removed from the office out of public view;

(e)	limit discussions of such information within the Firm to individuals who have a legitimate business need for knowing the information;

(f)	consider whether the use of a code name in place of a client’s name may be advisable (or contractually required) and

(g)	consider whether the use of a code name in place of an issuer’s name may be advisable.

Employees should not:

(a)	leave confidential information in the open, including in a conference room, once a meeting is over;

(b)	discuss confidential information in places where it may be inadvertently overheard by unauthorized persons, such as in elevators, public transportation, restaurants or the like;

(c)	discuss confidential information while using a speaker-phone that is turned up loud enough to be overhead by visitors or unauthorized Employees (e.g., Employees who are subject to an internal confidentiality screening procedure); or

(d)	discuss confidential information with individuals outside the Firm (including family members) except in accordance with the policy set forth above.

3.5.	Reporting of Possible Confidentiality Breach

Employees should promptly bring to the attention of the CCO or legal counsel (if deemed appropriate) any suspicion that an unauthorized person has obtained confidential information.

4.	GIFTS AND ENTERTAINMENT

4.1.	Introduction

It is the Firm’s policy that all Employees act in good faith and in the best interests of the Firm. To this end, Employees must not put themselves or the Firm in a position that would create even the appearance of a conflict of interest. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the Compliance Department. Any interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the Compliance Department so that a determination may be made as to whether such interest or activity should be disposed of, discontinued, or limited.

4.2.	Gifts and Entertainment Policy

The Firm’s “Gifts and Entertainment Policy” distinguishes between a “Gift” and “Entertainment.” Gifts are items (or services) of value that an Employee provides to a third party (or a third party provides to an Employee) where there is no business communication involved in the enjoyment of the gift. Entertainment, on the other hand, contemplates that the giver participates with the recipient in the enjoyment of the item. Entertainment is only appropriate when used to foster and promote business relationships for the Firm. Solicitation of Gifts and/or Entertainment is unprofessional and is strictly prohibited.

The Firm expects that Employees will use good business judgment when offering gifts and/or entertainment opportunities to existing or prospective customers or vendors of the Firm, or other third parties with whom the Firm has a business relationship. As gifts and entertainment are subject to both regulatory and internal Firm limitations, this policy is reasonably designed to ensure compliance with all applicable gifts and entertainment rules, to protect the Firm’s reputation and to reinforce the Firm’s professional and ethical standards.

Employees may not offer a gift, entertainment opportunity or any other benefit to obtain business or gain an improper business advantage for the Firm. The mere offer of a gift or an entertainment opportunity can raise legal and regulatory issues for the Firm and its Employees, even if no benefits ultimately are provided. It is the responsibility of every Employee who offers a gift or entertainment opportunity to avoid even the appearance of impropriety. Factors to consider include, but are not limited to, the nature and associated cost of the gift or entertainment opportunity (including the appropriateness of any related venue), the intended recipient or attendees, and the underlying purpose for which the gift or entertainment opportunity is being offered.

Failure to abide by this policy and exercise good judgment in the provision of gifts and entertainment can have serious consequences for the Firm including, but not limited to, the violation of applicable anti-bribery laws and regulations. Such consequences range from civil and criminal liability to disqualification of the Firm from conducting business in a particular jurisdiction. Employees who violate this Policy may also be subject to internal and regulatory discipline, up to and including dismissal and other severe regulatory sanctions.

4.2.1.	Scope

This policy applies to all Employees and covers the following:

●	All gifts and entertainment opportunities offered to any party with whom the Firm has a business relationship or prospective relationship, including gifts and entertainment provided by any third party on the Firm’s behalf (e.g. those provided by an agent);

●	Entertainment opportunities and gifts offered at Firm (or Firm-sponsored) events or conferences; and

●	Entertainment opportunities and gifts received by Employees, including at conferences and events sponsored by the Firm’s customers or other firms.

4.2.2.	Gifts and Entertainment Limits

Gifts

In addition to the Firm’s general gifts policy, the Firm is subject to certain rules and regulations that govern, among other things, the allowable value of business gifts that may be given in a calendar year, including the methods by which value is calculated.

●	Employees may not give or receive a Gift with a value in excess of $100 to or from anyone[4] with whom the Firm has, or is likely to have, business dealings, unless pre-approved by the CCO and/or Compliance Department prior to giving or approved the next business day after receiving. If an Employee is unable to judge the value of a Gift that he or she receives, such Employee should contact the Compliance Department for guidance.

●	Certain types of gifts will not be considered when calculating the $100 annual limit. In particular, the following gifts are exceptions to the annual limit requirement and do not need to be reported to the Compliance Department:

●	Commemorative or decorative “deal toys” (e.g., Lucites) relating to business transactions, that are solely decorative and have no functional value. If a “deal toy” has functional value, however (e.g., an iPad), then it must satisfy the $100 annual limit and be accounted for in aggregate annual limit calculations;

●	Token gifts with a value of $25 or less (e.g., pens, notepads, modest desk ornaments);

●	Promotional gifts (e.g., umbrellas, tote bags, shirts) on which the Firm’s logo is displayed in a reasonably prominent fashion and which have a value substantially below $100.

●	The Firm may permit a gift valued above $100 to a group as long as the gift is intended to be a group gift (i.e., not intended for an individual that is subsequently shared amongst a group), the per-person value of the gift does not exceed $100 (i.e., a gift to a group of 3 people may not exceed a $300 total value), and the equal value assigned for each recipient is considered

[4]	Multiple gifts to the same natural person provided within the same calendar year must be aggregated in calculating the $100 annual limit, even if the gifts are made by different Employees.

when calculating the recipient’s $100 annual gift limit, and does not result in a breach of this limit. The Employee offering the group gift must specify all of the intended individual recipients when submitting to the Gift and Entertainment Log on the Firm’s online compliance platform.5

●	There may be additional exceptions to the Policy for gifts related to bereavement or personal life events. Please contact the Compliance Department to determine if an exception applies.

●	Under no circumstances should an Employee accept a business gift of cash or a cash equivalent (including a gift certificate).

Entertainment

●	Employees may not give or accept an invitation that involves Entertainment that is excessive or not usual or customary. Entertainment is permissible if it (i) is neither so frequent nor so extensive as to raise questions of propriety; (ii) is not conditioned on a sale or sales target; and (iii) Employee(s) are present for the Entertainment event. As a general matter, Entertainment with a value of $250 or greater must be reported to the Compliance Department (see Section 4.2.4).

●	De minimis entertainment need not be reported to the Firm. Examples of de minimis entertainment include meeting a business contact for a cup of coffee or other beverage and paying for the coffee or other beverage. In general, de minimis entertainment would not be expected to cost more than $25 per person.

4.2.3.	Gifts and Entertainment Requiring Pre-Approval

Prior to offering a gift or entertainment opportunity, Employees should determine whether pre-approval is required from the Compliance Department. The following types of gifts and entertainment expenses require pre-approval:

●	All gifts with a value that exceeds $100, unless subject to an exception as set forth in Section 4.2.2.[6]

●	Entertainment of Restricted Recipients;[7]

●	Entertainment that will exceed the Firm client entertainment limits of $250/person per outing (e.g., a Firm Individual and a customer are going to sporting event where the cost of the tickets exceeds the Firm limit); and

[5]	For instance, you may offer a $300 fruit and cheese basket to a six-person client business unit, as long as you name the six people. In this example, $50 would count against the $100 annual limit for each specified recipient. Specifying the individual recipients in a pre-approval request will ensure that the Firm does not exceed the annual limit for any individual recipient.

[6]	If the Firm concludes that an exception to the $100 limit is not appropriate, Firm Individuals generally will be required to return the gift to the giver or dispose of it in some other appropriate manner, such as donating it to a charitable organization or auctioning it off within the Firm and donating the proceeds to charity

[7]	For the purposes of the Firm’s Gifts and Entertainment Policy, “Restricted Recipients” include, without limitation, government officials, political figures, employees of regulators and rating agencies, employees of state-owned enterprises, ERISA fiduciaries, and U.S. Union Officials. This list is not exhaustive and should be considered a representative sample of the types of individuals that are considered Restricted Recipients. An individual’s classification as a Restricted Recipient is not always clear (e.g., an employee of state-owned academic institution would be considered a Restricted Recipient). As such, any questions as to an individual’s classification as a Restricted Recipient should be escalated to the CCO. As determined by the Compliance Department, failure to obtain pre-approval for entertainment of Restricted Recipients may constitute either a substantive violation of this policy or an regulatory issue, depending on the relevant facts and circumstances, including: (i) the cost of the entertainment; (ii) whether the entertainment may have violated applicable laws or regulations; (iii) the Restricted Recipient’s organization; (iv) the Restricted Recipient’s position; and (v) the number of prior violations attributed to the Firm Individual providing the gift or entertainment opportunity.

●	Entertainment involving non-local travel or overnight accommodations.

4.2.4.	Reporting of Gifts and Entertainment

Each Employee must notify the Compliance Department promptly upon receiving or giving a Gift which is not otherwise clearly subject to an exception as set forth in Section 4.2.2. Each Employee must notify the Compliance Department promptly upon receiving or prior to giving an invitation for Entertainment exceeding $250 per person. Each Employee must enter this information into their Gift and Entertainment Log on the Firm’s online compliance platform.

Business gifts and entertainment generally are reimbursable expenses. Employees must record the full value of business entertainment or gifts provided in their reimbursement requests submitted to the Compliance Department, regardless of whether the amounts involved exceed any applicable limit for reimbursement by the Firm or if they do not plan on seeking (in full or in part) reimbursement for the expense. The Firm reserves the right to disallow gifts and entertainment expenditures that are of an irregular or extravagant nature, as well as expenses which are not in the Firm’s interest or fail to comply with this policy. Even in instances where personal funds are used to pay for the gift or entertainment, Employees could still face internal, legal and regulatory sanctions when providing a business gift or entertainment opportunity that is (or appears to be) extravagant or inappropriate in nature.

Accounting for gift and entertainment expenses must be timely, complete, and accurate.8 Employees must accurately report, at a minimum, recipient or attendee names, the nature of the gift or entertainment opportunity, the location of any entertainment, as well as the total cost of the gift or entertainment. Examples of inaccurate and prohibited reporting practices may include, but are not limited to the following:

●	Misrepresenting the number of recipients or attendees to requests for approval of gifts and/or entertainment opportunities to reduce the per-person cost;

●	Misrepresenting personal expenses as customer-related expenses;

●	Paying in full for business gifts or entertainment opportunities from personal funds without reporting the necessary information to the Firm; and

●	“Topping off” or failing to report the full value of customer gift or entertainment opportunity by absorbing the excess amounts from personal funds.

In the event a pre-approval was required for a Gift or Entertainment, but was not submitted in accordance with this policy, Employees will be required to create and submit to the Compliance Department, as appropriate, for post-approval. When seeking post-approval, the full value of business entertainment or gifts provided must be accurately disclosed through the request. An Employee’s repeated failure to seek pre-approval (when necessary), and inappropriately rely on the submission of post-approval requests, may result in internal disciplinary actions, including retraining, restrictions on the Employee’s ability to offer or receive business gifts or entertainment opportunities, and/or denial of Firm reimbursement for related expenses.

A detailed log of all gifts and entertainment expenses, including required approvals (or denials) obtained, must be maintained by the Firm as a part of its books and records. The Firm’s gifts and

[8]	Gifts and entertainment should be valued and recorded at the higher of cost or face value to the Firm. For example, tickets to sporting or other events, such as concerts and theatre events, should be valued and recorded at the higher of cost (i.e., price to purchase tickets from StubHub or another ticket vendor) or face value. The same applies to when Firm Individuals receive gifts or entertainment.

entertainment log should be reviewed by the Compliance Department as necessary, and no less than annually, to confirm compliance with this policy.

4.2.5.	Non-Cash Compensation

Non-cash compensation refers to any form of compensation received in connection with the sale and distribution of securities that is not cash compensation, including but not limited to merchandise, gifts and prizes, travel expenses, meals and lodging. Employees may not directly or indirectly accept, offer, or make any payments of non-cash compensation. Any exceptions must be reviewed and approved by the CCO.9

4.2.6.	Conferences and Events

All iCapital proprietary conferences (principal, forums) should be pre-approved by the Chief Compliance Officer (CCO) and/or the Compliance Department, where the events team is involved in the planning and the cost in excesses of $250.00. To facilitate the pre-approval process the following information should be submitted in advance of the event: and before invitations are sent to prospective attendees outside of iCapital.

●	Principal: National initiative, multi-day program, multi-subject matter, targeting ‘high value’ clients e.g. Due Diligence Events

●	Forums: Regional or local initiative, half/full day program, multiple subject matter experts from iCapital e.g. Round tables, regional half day meetings, roadshows

Submit via Email to CCO and/or the Compliance Department:

●	Name of business sponsor (business entity);

●	Name of Firm Individual managing the event (iCapital event manager), if applicable;

●	Location/venue;

●	Agenda should include:

○	proposed speakers, if applicable, including full name, title if known, company name

○	proposed business content, meals and entertainment

●	Budget to include

○	Estimated number of attendees (internal/external)

○	Estimated cost per-person expenditures for each of food, beverages, entertainment, travel and, if applicable, gifts;

○	Estimated external speaker fees

●	Proposed Attendee list:

○	An initial attendee list including full name, title if known, company name, e-mail address shall be provided as early in the process as practicable.

○	Compliance understands that the list could evolve, and names will be added throughout the process.

[9]	In reviewing exception requests, the CCO and/or the Compliance Department will determine whether the request is permitted under FINRA Rule 2341(l)(5) and/or FINRA Rule 2320(g)(4). Non-cash compensation from an offeror in the form of securities will not be accepted by the Firm or any Firm Individual.

○	An attendee list will be provided one day before event and during post event reconciliation.

●	A copy of the proposed invitation and registration website, if applicable.

4.2.7.	Labor Unions

The Firm must report on Form LM-10 any payment or loan, direct or indirect, of anything of value (including reimbursed expenses), or any promise or agreement to make such payments, to any labor organization or a representative of a labor organization to the extent it exceeds $250, including entertainment expenses and gifts to a union or union-affiliated individual. Form LM-10 must be filed within 90 days after the end of the Firm’s fiscal year.

4.2.8.	Charitable Gifts

The Firm takes seriously the responsibility to communities where its Firm Individuals work and live. The Firm seeks to help its people fulfill the Firm’s commitment to assist those communities through financial support, volunteer endeavors, and partnerships with nonprofit organizations. The Firm’s philanthropy aims to achieve maximum social impact while capitalizing on the Firm’s core competencies and assets.

From time to time, the Firm may identify organizations in those communities that will benefit from the Firm’s support, and will assess recommendations of worthy nonprofits from business colleagues and customers. While the Firm welcomes these recommendations, they must be viewed in the context of the Firm’s overall strategy and within the goals and limitations of the Firm’s charitable giving initiatives. Additionally, charitable solicitations by the Firm’s business colleagues and customers can raise some of the same concerns as the giving of gifts to and entertaining of customers. Therefore, the Firm must take careful steps to ensure that contributions are made to maximize the benefit they provide to communities and not to inappropriately influence the business judgment of others.

To ensure that the Firm’s charitable contributions are consistent with its own goals, this policy addresses the business-related contributions, including contributions to non-profit organizations at the request of businesses, organizations, and individuals with whom the Firm has an existing or prospective business relationship.

In order to avoid exposing the Firm to potential legal and reputational risk and upsetting the balance that the Firm strives to achieve in its giving practices, all Firm Individuals must obtain pre-clearance from Compliance, if he or she wishes to make a personal charitable contribution to an organization on behalf of the Firm or in its name.

Business-related charitable contributions are contributions made at the request of any party with whom the Firm has or is actively soliciting a business relationship, including clients, customers, counterparties, lenders, business partners, vendors, business or membership organizations, and their personnel and family members. Business-related charitable contributions also include contributions made at the request of government officials.

Compliance is responsible for evaluating and approving all business- related charitable contributions once a request has been received by a business unit or Firm Individual. In assessing the appropriateness of the proposed charitable contribution, the approver should consider, at a minimum:

●	Whether the requested charitable contribution would inappropriately influence the business judgment of the party making the request.

●	Whether the subject organization is a qualified nonprofit organization that has received and keeps current its federal tax exempt status;[10]

●	Whether support for the subject organization could pose reputational risk to the Firm;

●	Whether the respective business requestor is supportive of the organization; and

●	Whether the request is within Firm charitable contribution thresholds as set forth below.

The Firm has established the thresholds set out below for business-related charitable contributions. Requests that exceed these thresholds will only be made on an exception basis with approval from the CCO and may need to be supported by additional documentation and/or information that support the granting of such exception.

●	Any single firm contribution to a single customer or customer organization relating to a single charitable event that exceeds $35,000; or

●	Any firm contribution to a single customer or customer organization that, when aggregated with all firm contributions to that same customer or customer organization, exceeds $100,000.

Personal solicitations of Firm colleagues generally are permitted if the solicitations adhere to the following guidelines:

●	No Firm Individual should be pressured to respond affirmatively to a solicitation or be told or given the impression that a response will potentially affect his or her career. Special care should be exercised before:

■	Soliciting contributions from Firm Individuals who have a direct working relationship with the solicitor; or

■	Soliciting contributions from Firm Individuals who are junior to the solicitor.

●	In general, Firm letterhead or other indicia of the Firm should not be used in a solicitation. Exceptions to this provision include:

■	When a Firm Individual is being honored for his or her role at the Firm;

■	When a Firm Individual serves as an event chairperson at the behest of the Firm; or

■	When explicitly soliciting support for a Firm-lead initiative, and the solicitor has received approval from the CCO to use Firm letterhead or other indicia to emphasize Firm support of the initiative.

Questions as to whether soliciting particular charitable contributions is appropriate should be escalated to the CCO.

4.3	Anti-Bribery Principles and Supervision

The Firm will not tolerate bribery of or by its Employees, agents or business partners. Nor will the Firm tolerate activities that raise the appearance of bribery. The Firm is committed to complying with all applicable laws and regulations designed to combat bribery and corruption, including the U.S. Foreign Corrupt Practices Act (the “FCPA”) as further described below. The payment or offer of

[10]	In order to be tax deductible, the charitable organization must meet the terms set forth in Section 501(c)(3) of the US Internal Revenue Code and have received tax exempt status from the U.S. Internal Revenue Service.

anything of value in exchange for the award or retention of business, or to receive favored treatment is prohibited. Acceptance or requests for payment in exchange for the award or retention of business or receipt of favored treatment by Employees is similarly prohibited. The provision or exchange of gifts or lavish entertainment may be scrutinized by regulators and other authorities and can result in violations of laws, rules, and regulations.

The Compliance Department is responsible for monitoring Employees’ gifts and entertainment activities, which should include, at a minimum:

●	Making inquiry into any activities that could potentially violate rules setting a maximum amount for gifts and entertainment;

●	Making inquiry into any activities that could potentially violate Firm policies prohibiting lavish, inappropriate or overly frequent entertainment;

●	Reviewing the offer of gifts and entertainment opportunities to Restricted Recipients;

●	Reviewing any gift, entertainment or expense that may potentially be viewed as a political contribution or lobbying effort; and

●	Reviewing as necessary, but no less than annually, the Gift and Entertainment Log maintained by the Firm in order to evaluate any exceptions (or pattern of exceptions) which may be contrary to this or any related policy.

The Compliance Department is responsible for investigating the above referenced activities, as well as any other gift or entertainment expense that they suspect may violate this policy or appears to be otherwise inappropriate. The CCO must take necessary action in addressing instances of supervisee non-compliance or any instances (or patterns) of offering (or accepting) gifts or entertainment opportunities to (or from) individuals that raise concerns or anti-bribery considerations.

4.3.1.	Firm’s Anti-Bribery Policy

It is the Firm’s “Anti-Bribery Policy” that no Employee may offer payments, or anything else of value, to a government official who will assist the Firm in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Firm found to be violating the Firm’s Anti-Bribery Policy will be subject to disciplinary action, which may include termination. The Firm requires all Employees to report any suspicious activity that may violate this policy to the Compliance Department. An Employee’s failure to report known or suspected violations may itself lead to disciplinary action.

4.3.2.	Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official11 for the purpose of influencing an official act or decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises.

[11]	A “foreign official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

Under the FCPA, both the Firm and its individual Employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge, but includes “consciously avoiding” the high probability that a third party representing the Firm will make or offer improper payments to a foreign official.

4.3.3.	FCPA Red Flags

Investment advisers and broker-dealers that engage foreign agents are expected to be attuned to any “red flags” in connection with the transaction, which may include:

(a)	The foreign country’s reputation for corruption;

(b)	Requests by a foreign agent for offshore or other unusual payment methods;

(c)	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

(d)	An apparent lack of qualifications;

(e)	Non-existent or non-transparent accounting standards; and

(f)	Whether the foreign agent comes recommended or “required” by a government official.

Sanctions for violating the FCPA may include fines and jail terms.

4.3.4.	Preclearance Requirement

Any payment or anything else of value given to a foreign official must be pre-approved by the CCO.

5.	OUTSIDE BUSINESS ACTIVITIES

To ensure compliance with relevant regulatory requirements and mitigate potential conflicts of interest and reputational risks, the Firm requires that all Employees receive approval from the Compliance Department and his/her respective manager before committing to or commencing an Outside Business Activity (“OBA”). Employees wishing to enter into or engage in such activities must obtain the required written approval using the “Annual Outside Activity/Insider Disclosure Statement” form through the iCapital compliance program).

5.1.	Outside Business Activity Definition

Generally, OBAs may be categorized as either Personal Outside Business Activities or Firm-Sponsored Outside Business Activities, defined, respectively, as follows:

●	Personal OBAs are activities that do not relate to the Firm in which Employees engage independently and not at the request of (or as a representative of) the Firm, and:

○	For which a participating Employee is (or anticipates being) compensated;

○	In which a participating Employee is an employee, independent contractor, sole proprietor, officer, director, or partner;

○	In which a participating Employee holds a position of leadership; or

○	Which involves a participating Employee providing advice on financial and/or investment matters outside the scope of his or her responsibilities at the Firm on a formal basis.

●	Firm-Sponsored Outside Business Activities are activities involving a non-Firm entity/person in which or with whom a Employee participates at the request or direction of the Firm. Examples of Firm-Sponsored OBAs may include, without limitation:

○	Serving on an industry board or committee (e.g., SIFMA);

○	Serving in a director or non-director role with a for-profit entity in which the Firm has made an investment; or

○	Serving in other similar leadership positions as a Firm representative.

Pre-approval for OBA participation is required regardless of whether a business activity is categorized as personal or Firm-sponsored. Newly hired Employees who are involved in a pre-existing OBA at the time of hire must promptly request approval to continue participating in the activity.

5.2.	Evaluating an Outside Business Activity Request

When evaluating an Outside Business Activity request, the relevant manager and the Compliance Department, should consider, at a minimum, the following criteria:

●	Regulatory requirements and restrictions related to the proposed OBA;

●	The type and amount of compensation (or anticipated compensation) that the Employee will receive for his or her involvement in the proposed OBA;[12]

●	Real or potential conflicts of interest (or the appearance of any such conflicts) between the requesting Employee and the Firm or its customers that may result from participation in the proposed OBA;

●	Real or potential reputational issues that may result from participation in the proposed OBA;

●	Whether the activity could be viewed by customers or the public as part of the Firm’s business based on, among other things, the nature of the proposed activity and the manner in which it will be offered;

●	Whether the OBA is likely to involve the participating Employee providing financial and/or investment advice to the outside entity on a formal basis;

●	Whether and how many other Employees are involved with the outside entity; and

●	Real or potential interference with the requesting Employee’s professional duties, including the anticipated amount of time to be dedicated to the activity.

[12]	Compensation received for any Outside Business Activity must be reasonable and acceptable to the relevant DSP and the Compliance Department. The appropriateness of the amounts received may vary depending upon the role and seniority of the Firm Individual. Compensation, generally, should not be so great as to interfere with the Registered Person’s responsibilities to the Firm.

To the extent an OBA request is approved by the Compliance Department, such approval may be contingent upon additional conditions or limitations deemed appropriate.13 Further, the Compliance Department is responsible for reviewing the OBA request to determine whether the activity properly is characterized as an Outside Business Activity as defined by FINRA Rule 3270 or whether it should be treated as a Private Securities Transaction subject to the requirements of FINRA Rule 3280.

Upon approval of an OBA of a registered representative of the Firm, the CCO or his or her designee will determine whether the OBA needs to be disclosed on the individual’s Form U4.

5.3.	Standard Conditions for Approved Outside Business Activities

5.3.1.	Confidential, Proprietary and Sensitive Information

Employees must not disclose confidential, proprietary or otherwise sensitive information about the Firm or its customers, including while participating in an approved OBA. This restriction applies regardless of whether the approved OBA is personal or Firm -sponsored in nature. If an Employee believes that participation in an OBA will require or may result in the disclosure of sensitive information, he or she should immediately escalate the concern to the Compliance Department. The CCO may grant exceptions to this restriction as necessary and on a case-by-case basis (e.g., for certain Firm -Sponsored OBAs). Exception requests must be submitted to the CCO in writing, and copies of such requests, including any approval or denial thereof, should be maintained by the Compliance Department as part of the Firm’s books and records.

5.3.2.	Working in a Personal Capacity

When engaging in personal OBAs, Employees must make it clear to the related outside entity/person that participation is being undertaken in a personal capacity and is unrelated to their role with the Firm. In addition, it should be made clear that the Firm is not responsible, in any way, for actions and/or conduct that occur in relation to participation in a personal OBA.

5.3.3.	Use of the Firm’s Name

With the exception of certain Firm-Sponsored OBAs, Employees may not use the Firm name or brand in connection with an OBA. However, an Employee may reference the Firm in his or her biographical information as long as the reference is limited to his or her title, years of service and business unit, and does not include reference to Firm-related professional responsibilities and/or activities. Any other public reference to Firm must be pre-cleared by the Compliance Department.

5.3.4.	Use of Firm Resources

Employees may not offer or provide access to Firm resources, facilities or materials (e.g., offices, conference rooms, mailing or contact lists, personnel, communications systems, supplies, and/or other materials) in relation to any OBA without the written consent of the Compliance Department. This restriction applies regardless of whether the OBA is personal or Firm-sponsored in nature.

[13]	The nature of certain OBAs (e.g., an OBA where an Employee would have oversight, influence, review, or decision-making authority over investments and/or sitting on a Board of for-profit entity) may require the requesting Employee to submit additional information on the OBA and/or subject the activity to a heightened standard of review and additional restrictions.

5.4.	Changes in Role, Responsibilities or Compensation

If the nature of an Employee’s involvement in an OBA changes substantively or is terminated (e.g., a change in title, acceptance of new responsibilities, significant change in compensation amount or structure), the Employee must notify the Compliance Department immediately.

If an Employee changes roles within the Firm, his or her new manager will be notified of the individual’s OBAs and will, as needed, consult with the Compliance Department to determine whether a re-review the Employee ongoing OBAs should be initiated. If it is concluded that an ongoing OBA may raise potential conflicts or reputational issues as a result of the Employee’s new position, or otherwise no longer complies with the requirements of this policy, the Employee may be required to change the nature of his or her involvement or end his or her participation in the OBA.

Any questions as to whether an activity falls within the scope of this policy should be escalated to the Compliance Department prior to engaging in the activity.

6.	POLITICAL CONTRIBUTIONS AND PAY TO PLAY

6.1.	Political Activities Requiring Pre-Approval

Certain Political Activities require pre-clearance by the firm’s Compliance Department and Office of the COO, including:

●	Making or soliciting Political Contributions in the Firm’s name or indicating Firm support or endorsement;

●	Solicitations in relation to a Political Activity from:

○	iCapital employees;

○	Representatives of iCapital issuers, distributors, or other persons doing business with iCapital in relation to a Political Activity; and

○	Running for elective office. As a general rule, Firm Individuals seeking to run for elective office will be required to take unpaid leave during their campaign, and whether or not they can resume their position at the Firm after the campaign will depend on a variety of factors, including, among other things, whether the public office they would be assuming would create any conflicts of interest for the Firm.

Firm Individuals should submit a request to the Compliance Department to receive the required approvals prior to engaging in the above Political Activities.

6.2.	Introduction to Pay to Play

Rule 206(4)-5 under the Advisers Act (the “RIA Pay to Play Rule”) and FINRA Rule 2030 (the “BD Pay to Play Rule”) (collectively, the “Pay to Play Rules”) restricts the Firm and its Employees from making U.S. political contributions14 that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent. “Pay to play” refers to arrangements whereby investment advisers and/or broker dealers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

[14]	If the participating Firm employee is not US citizens or permanent residents (i.e., “Green Card” holders), he or she must not engage in any Political activities regarding U.S. elections. Any Firm employee who plans to make a Political Contribution in a country where he or she is not a citizen should consult with the Compliance Department prior to doing so.

The RIA Pay to Play Rule generally creates (i) a “two-year time-out” from receiving compensation for providing advisory services to certain state and local government entities after political contributions have been made to certain government officials, (ii) a prohibition on soliciting or coordinating certain contributions and payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities. The BD Pay to Play Rule generally creates (i) a “two-year time-out” from engaging in distribution or solicitation activities for compensation with a government entity on behalf of an investment adviser that provides or is seeking to provide investment advisory services to such government entity after political contributions have been made to certain government officials by a covered member,15 (ii) a prohibition on soliciting or coordinating certain contributions and payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

6.3.	Firm’s Pay to Play Policy

It is the Firm’s policy that contributions to candidates for a public office, a political party or a political action committee (“PAC”)16 by the Firm and its Employees are made in compliance with the Pay to Play Rules. Any contribution17 to candidates running for U.S. state or local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”) by the Firm or its Employees must be made in compliance with applicable law. All Firm Individuals are prohibited from making a Political Contribution where the purpose is to assist the Firm in obtaining or retaining business.

The Firm will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. Employees may not seek or obtain reimbursement from the Firm for any Political Contributions, and may not use Firm resources to organize or make Political Contributions. This includes use of Firm letterhead or other indicia of the Firm, Firm lists (e.g., e-mail or voice-mail lists; customer lists), Firm email, administrative assistants, or other information obtained from a Firm Individual’s position at the Firm.

6.4.	Ban on State and Local Political Contributions

The Firm prohibits all Employees as well as their spouses, domestic partners and any members of their immediate family who reside in the same primary residence as an Employee or from making any contributions to any candidate for state or local office or any organization formed for the purpose of supporting a candidate for state or local office.

[15]	Rule 2030(g)(4) defines a “covered member” to mean “any member except when that member is engaging in activities that would cause the member to be a municipal advisor as defined in Exchange Act Section 15B(e)(4), SEA Rule 15Ba1-1(d)(1) through (4) and other rules and regulations thereunder.”

[16]	A political action committee is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

[17]	“Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. state, local or federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities).

Under no circumstances may an Employee engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with the Firm as a means of circumventing the Pay to Play Rules.6 This ban does not apply to contributions to candidates for federal office, unless the candidate currently holds a U.S. state or local political office. These contributions must be pre-approved by the Compliance Department using the Firm’s online compliance system. All Employees should familiarize themselves with any applicable rules regarding personal federal Political Contribution limits. Such limits are set by federal law, and not by the Firm. It is the Employee’s responsibility to know, track and remain within any such limits.

7.	EMPLOYEE INVESTMENT POLICY

7.1.	General Policy

The Firm requires that all Employee investment transactions be carried out in a manner that will not create a perceived or actual conflict of interest between the Firm and its Clients. To this end, the Firm has adopted certain procedures, including trading restrictions and reporting requirements, detailed below. The principles are that (a) all Employees will need to disclose their accounts soon after starting at the Firm or opening an account and (b) some of the accounts will need to be confirmed on a regular basis along with their holdings.

7.2.	Selected Definitions for Employee Investment Policy

(a)	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(b)	“Clearable Registered Funds” are investment companies registered under the Investment Company Act of 1940, as amended (including but not limited to mutual funds, ETFs, and registered closed-end funds, whether or not listed) that are advised by the Firm or an affiliate, such fund’s adviser or principal underwriter is controlled or under common control with the Firm, or with respect to which the Firm or an affiliate is providing due diligence services.

(c)	“Covered Accounts,” as defined by FINRA Rule 3210(4), include any account introduced or carried by the Employee that is held by:

i.	the spouse or domestic partner of the Employee;

ii.	a child of the Employee or of the Employee’s spouse or domestic partner, provided that the child resides in the same household as or is financially dependent upon the Employee;

iii.	any other related individual over whose account the Employee has control; or

iv.	any other individual over whose account the Employee has control and to whose financial support the Employee materially contributes.[18]

(d)	“Exempted Accounts” mean any account the CCO has determined is a Non-Discretionary Managed Account or a Non-Reportable Security Account.

(e)	“Immediate family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or domestic partner, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

(f)	“IPO” means an initial public offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

(g)	“Limited offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933. Typically including investments in private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

(h)	“Non-Discretionary Managed Accounts” mean an account over which the CCO has determined that the Employee or his or her immediate family members sharing the same household have no direct or indirect influence or control. These might include accounts for which an Employee or his or her immediate family members sharing the same household has granted full investment discretion to an outside broker-dealer, bank, investment manager, or adviser. A “Non-Reportable Security Account” is an account which the Compliance Department has determined only holds assets or securities which are not Reportable Securities (defined below). Examples of Non-Reportable Security Accounts might include 401(k) or 529 accounts which do not have a brokerage option or permit discretionary trading, and for which no Clearable Registered Fund is an investment option.

(i)	“Reportable Securities” include a wide variety of investments including: stocks, bonds, options, futures, currencies, warrants, commodities and other derivative products.

A Reportable Security does not include:

i.	direct obligations of the U.S. government;

[18]	The Firm’s stance is that any accounts for entities in which the Employee has a 25% or greater beneficial interest or exercises effective control will be considered a material contribution.

ii.	Money market instruments defined as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; and

iii.	Shares issued by money market funds.

iv.	Shares issued by open-end funds; provided that such funds are not Clearable Registered Funds; and

v.	Units of a unit investment trust if the unit investment trust is invested exclusively in one or more open-end funds; provided that such funds are not Clearable Registered Funds.

Any Employee who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previous were offered, as part of an initial coin offering (“ICO”), should consult with the CCO or his designee as to whether such coins or tokens would be considered Securities for the purposes of this policy. If the Compliance Department determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.

7.3.	Covered Accounts

This policy applies to all Covered Accounts of Employees. It is the Employee’s responsibility to ensure family members and persons to whom the Employee provides primary financial support are aware of this policy and adhere to it. The Employee must report certain information about immediate family members to iCapital in the Employee’s questionnaire on the iCapital compliance program.

7.3.1.	Reporting of Covered Accounts

Upon commencement of their employment, Employees are required to declare all Covered Accounts (or accounts that would be Covered Accounts unless the Compliance Department determines them to be Exempted Accounts) through the compliance system and identify any accounts as Non-Discretionary Managed Accounts or Non-Reportable Security Accounts pursuant to procedures described herein. On an annual basis thereafter, Employees must review and update their list of Covered Accounts, including any determined by the Compliance Department to be Exempted Accounts, to ensure it is accurate and provide or update any required documentation.

7.3.2.	Exemption for Non-Discretionary Managed Accounts

Employees who indicate that an account is a Non-Discretionary Managed Account must provide sufficient documentation to the Compliance Department to substantiate the non-discretionary basis, who will determine whether the account qualifies in his sole discretion. If the account is determined to be a Non-Discretionary Managed Account, the Employee may have to sign an Affirmation of Non-Involvement attesting to not having discretion over the account. The Employee must then update that documentation and re-declare the account’s status in iCapital’s compliance program on no less than an annual basis. Employees should be mindful to ensure they declare discretionary and non- discretionary brokerage accounts held by immediate family members sharing the same household.

A Non-Discretionary Managed Account approved by the Compliance Department is deemed not to be a Covered Account for purposes of the preclearance or quarterly reporting requirements below.

7.3.3.	Exemption for Non-Reportable Security Accounts

Employees who indicate that an account is a Non-Reportable Security Account must provide sufficient documentation to the Compliance Department to substantiate that the account cannot hold Reportable Securities, who will determine whether the account qualifies in his sole discretion. The Employee must then update that documentation and re-declare the account’s status in the compliance program on no less than an annual basis.

A Non-Reportable Security Account approved by the Compliance Department is deemed not to be a Covered Account for purposes of the preclearance and quarterly reporting requirements below.

7.3.4.	Exemption from Reporting on Automatic Investment Plans

An Employee is not required to submit an Initial or Annual Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an automatic investment plan. Any investment plans or accounts that may be eligible for either of the aforementioned exceptions should be brought to the attention of the CCO, or a designee, who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception.

7.3.5.	Other Specific Account Exemptions

Any Employee who wishes to seek an exemption of a specific account from coverage under the Code for any other reason must contact the Compliance Department for an exemption/waiver request, which may be granted or denied in the Compliance Department’s sole discretion.

7.3.6.	General Oversight of Exempted Accounts

On a sample basis, the Compliance Department may request reports on holdings and/or transactions made in an account subject to any exemption from reporting to identify transactions that would have been prohibited pursuant to iCapital’s Code, absent reliance on the reporting exemption.

7.4.	Reporting of Employee Holdings and Transactions

Employees are required to periodically report their personal securities transactions and holdings to the Compliance Department.

7.4.1.	Initial Holdings Report

Each new Employee must provide the Compliance Department with an “Initial Holdings Report” through the compliance system for Covered Accounts and Non-Discretionary Managed Accounts, as well as with respect to any Limited Offerings. The Initial Holdings Report must be submitted within 10 days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired. The Initial Holdings Report must contain the following information, at a minimum, for all Reportable Securities:

(a)	The title and type of security (and, as applicable, the exchange ticker symbol or CUSIP number), number of shares and principal amount of each security;

(b)	The name of the broker, dealer or bank, account name, number and location; and

(c)	The date that the Initial Holdings Report was submitted by the Employee.

An Initial Holdings Report is not required for a Non-Reportable Security Account.

7.4.2.	Annual Holdings Report

Each Employee must provide the Compliance Department with an “Annual Holdings Report” through the iCapital compliance system for disclosing Covered Accounts, Non-Discretionary Managed Accounts and Non- Reportable Security Account, as well as any Limited Offerings, containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted by February 14th of each year and must be current as of a date not more than 45 days prior to the date the Annual Holdings Report is submitted.

7.4.3.	Quarterly Transaction Report

Each Employee must report to the Compliance Department all information contained on the “Quarterly Transaction Report” through the iCapital compliance system for all Reportable Securities in Covered Accounts. The Quarterly Transaction Report must be submitted no more than 30 days after the end of each calendar quarter and must cover all transactions during the quarter and identify any newly opened Covered Accounts. Employees with no personal securities transactions during the quarter are required to submit a Quarterly Transaction Report confirming the absence of any transactions. Quarterly Transaction Reports are not required for Exempted Accounts.

7.4.4.	Brokerage Statements in lieu of Report

In lieu of a Quarterly Transaction or Holdings Report, an Employee may provide the Compliance Department with copies of the monthly or quarterly brokerage account statements relating to each Covered Account. Such brokerage statements must be submitted within 30 days of the end of the calendar quarter.

7.4.5.	Special Exemptions from Reporting

If an Employee is on a leave of absence in circumstances such as parental leave, long term disability or leave of absence, the Employee may receive a written exception from the Compliance Department that the Employee does not have to complete the Annual Holdings Report and Quarterly Transaction Report requirements during the period he or she is away from the Firm. The expectation is that to the extent reasonably possible under the circumstances that exception should be requested and granted prior to the Employee beginning the leave of absence. The Compliance Department exception will be conditioned on the Employee not having access to the Firm’s operational systems or information. Alternatively, the Employee may choose to remain subject to the Annual Holdings Report and Quarterly Transaction Report requirements and will be expected to continue to comply.

7.5.	Preclearance of Certain Investments

Employees and their immediate family members must obtain the CCO’s or his or her designee’s written preclearance to directly or indirectly acquire beneficial ownership in certain securities, including the following:

(a)	securities issued in IPOs[19],

(b)	securities issued in Limited Offerings (sometimes known as private offerings, whether an initial or a follow-on offering), and

(c)	shares issued by Clearable Registered Funds.

●	Clearable Registered Funds which are Unit Investments Trusts under the Investment Company Act of 1940, as amended, advised by the Firm or an affiliate, with the below features are exceptions to the pre-clearance requirement and do not need to be reported to the Compliance Department.

○	Broad based without links to single stocks;

○	Passively managed;

○	Not available for direct purchase by retail investors, and;

○	Not exchange traded

The CCO or his or her designee may require certain employees to preclear all personal securities transactions in Reportable Securities.

7.5.1.	Preclearance Procedures

In accordance with FINRA Rule 3280, prior to participating in any private securities transactions, Employees shall provide written notice to the Firm by submitting pre-clearance. Preclearance may be requested by submitting a form in the compliance system. Prior to giving preclearance, the Employee must provide to the Compliance Department the prospectus, the private placement memoranda, subscription agreements, or any other documents pertaining to the investment requested by the Compliance Department. Any preclearance must be given in writing and once given will remain in effect for 24 hours. Where confirmations and statements or other like documents are not available from the issuer, the Employee must promptly inform the Compliance Department of any changes in the investment and provide the Compliance Department with a written yearly update.

7.6.	Trading Restrictions

7.6.1	The Restricted List

The Compliance Department may place certain securities on a “Restricted List.” Employees are prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on

[19]	Associated Persons of the Firm BDs and their immediate families, including Related Persons, are prohibited from purchasing equity IPOs. An immediate family member includes parents, spouse, children, in-laws, and siblings (and anyone else to whom the Associated Person provides material support) if (a) the Associated Person materially supports, or receives material support from, the immediate family member; (b) a Firm BD or an affiliate of a Firm BD is selling the new issue to the immediate family member; or (c) if the Associated Person has an ability to control the allocation of the new issue. This prohibition includes sales involving business development companies, direct participation programs, REITs or IPOs. This policy does not include IPOs of securities excluded from the definition of “new issue” in FINRA Rule 5130(i)(9).

the Restricted List. A security may be placed on the Firm’s Restricted List for a variety of reasons including, but not limited to:

(a)	The Firm is in possession of material, nonpublic information (“MNPI”) about an issuer;

(b)	A Firm Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such Employee to receive MNPI;

(c)	The Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s securities;

(d)	An Employee trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;

(e)	An investor relationship that involves a senior officer or director of an issuer, a “Value-Added Investor”, may present the appearance of a conflict of interest or an actual conflict of interest; and

(f)	The Compliance Department has determined it is necessary to do so.

The CCO is responsible for maintaining the Restricted List and securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.

7.6.2	Sharing in Customer Accounts

Neither the Firm nor its Employees may share directly or indirectly in the profits or losses of a customer’s account. As a general policy, Employees may not participate in an account that includes customers who are not Related Persons of the Employee. Employees are required to notify their respective manager and the Compliance Department in writing of any requests to share in the profits or losses of a customer account. The manager and Compliance Department will review the request and determine whether a shared account is appropriate. The Employee will be provided a written approval or denial of the request. The Compliance Department shall retain copies of any such requests (and any action taken in response) as a part of the Firm’s books and records.

7.6.3	Other Trading Restrictions

Employees performing certain job functions may be subject to additional requirements or restrictions on the trading in their Covered Accounts, as may be determined from time to time by their respective managers and/or the Compliance Department. Affected Employees will be provided with any additional policies governing their personal transactions, as well as any necessary additional training.

7.7.	Review and Retention of Reports

The CCO, and/or his or her designee, shall review the holdings reports, transaction reports, and the preclearance forms to determine whether any violations of the Firm’s policies or applicable securities laws have occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the Compliance Department shall contact the responsible Employee to resolve the discrepancy. If the Firm determines that an Employee has violated the Code, such Employee may be subject to disciplinary action or restrictions on further trading.

The Compliance Department will review Personal Account trading activity for potential violations of the Firm’s policies (including the PA Trading Policy and Policy on Professional Conduct and Insider Trading), as necessary and no less than quarterly. Focus areas include, but are not limited to:

(a)	Review of submitted trade requests for compliance with pre-clearance requirements and other policy requirements;

(b)	Firm Individuals should be mindful of the volumes of trades they are executing in single-name securities, and should generally not be trading excessively in a manner that interferes with their work duties or is contrary to the principles of this Code; and/or

(c)	Any deviation from a Firm Individual’s normal trading activities, including but not limited to, a substantial increase in the number of trades and/or transaction sizes, a pattern of irregular trading activity, such as excessive trade cancellations/corrections, and/or a pattern of trading ahead of corporate or public announcements (whether such results in profit or loss in the account).

Compliance will review any material findings with the relevant DSP(s).

7.8.1.	Escalation of Violations and Sanctions

All activity in Covered Accounts is subject to monitoring by the Compliance Department. The Firm reserves the right to direct an Employee to void or reverse trades made in violation of this (or any other applicable) policy. Any losses accrued in connection with trading activity in violation of the PA Trading Policy (or any other applicable policies) will be borne by the account holder.

Upon discovering a violation of the procedures contained in this Code, the Compliance Department will notify the Employee’s manager and the Firm may impose sanctions as it deems appropriate.

Repeated or egregious violations of the Firm’s PA Trading Policy may result in the Firm, in its discretion, directing an Employee to close his/her Personal Account(s). Such violations, including an Employee failure to close his/her account(s) upon direction, may lead to disciplinary action, to the extent permitted by local law or regulation, up to and including termination.

7.8.2.	Written Reports Pursuant to FINRA 3110(d)

FINRA Rule 3110(d) requires BD member firms to make written reports to FINRA within ten business days of the end of each calendar quarter describing each internal investigation initiated by the BD in the previous calendar quarter pursuant to paragraph (d)(2) of FINRA Rule 3110. Generally, these reports should include, at a minimum: the BD’s identity, the commencement date of each internal investigation, the status of each open internal investigation and the resolution of any internal investigation reached during the previous calendar quarter. In addition, the reports should contain certain information with respect to each internal investigation, including, at a minimum: the identity of the Financial Instrument, trades, accounts, and Employees or Related Persons holding the Personal Account(s) or Permitted Outside Account(s) under review, as well as a copy of the Firm’s PA Trading Policy and any other applicable policies.

In addition, FINRA Rule 3110(d)(3)(B) requires the Firm to make a written report to FINRA within five business days of completion of an internal investigation pursuant to paragraph (d)(2) in which it was determined that a violation of the provisions of the Exchange Act, the rules thereunder, or FINRA rules prohibiting insider trading and manipulative and deceptive devices had occurred, a written report detailing the completion of the investigation, including the results of the investigation, any internal disciplinary action taken, and any referral of the matter to FINRA, another self-regulatory organization, the SEC, or any other federal, state, or international regulatory authority.

Prior to the Compliance Department making any written report to FINRA under 3110(d), the DSPs must review the written report and confirm they are satisfied that the Firm’s procedures are reasonably designed to detect violations of the rules prohibiting insider trading, manipulation, or deceptive devices in connection with any proprietary and/or personal account trades that he or she is responsible for reviewing. The DSPs must also confirm they have diligently carried out his or her related supervisory responsibilities and reported to the Compliance Department all BD and/or Employee-related transactions that may have violated the rules prohibiting insider trading, manipulation or deceptive devices.

7.8.3.	Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Firm is required to disclose the contents of such reports as a matter of law or to regulators.

8.	INSIDER TRADING

8.1.	Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”) .. In addition, Section 204A of the Advisers Act requires investment advisers, and Section 15(g) of the Exchange Act requires broker-dealers, to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of MNPI by the Firm or any of its Employees or affiliates.

The term “insider trading” generally means one or more of the following activities:

(a)	Trading while in possession of MNPI, that has been obtained from an Insider (defined below) in breach of either a duty of trust or confidence;

(b)	Trading while in possession of MNPI received from a Temporary Insider (defined below), where the information (i) was disclosed in violation of the Temporary Insider’s duty to keep the information confidential, or (ii) was misappropriated by the Temporary Insider; or

(c)	Recommending the purchase or sale of securities while in possession of MNPI.

8.2.	Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others who trade may expose an Employee to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through insider trading, impose a penalty of up to three times the illicit profits, and issue an order permanently barring the Employee from the securities business. An Employee can also be sued by investors seeking to recover damages for insider trading. In addition, any violation of the Code’s Insider Trading Policy can be expected to result in serious sanctions by the Firm, including termination of employment.

8.3.	Definitions

8.3.1.	Material Information

Information is material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. This may include earnings information, merger and acquisition information, significant changes in assets, and significant new products or discoveries.

8.3.2.	Nonpublic Information

Information is considered nonpublic if it has not been broadly disseminated to investors in the marketplace. Direct evidence of dissemination is the best indication that information is “public,” for example, if the information has been made available to the public through publications of general circulation (e.g., The Wall Street Journal) or in a public disclosure document filed with the SEC (e.g., a Form 8K).

Before it can be considered public, a sufficient period of time must elapse for the information to permeate the public channels. There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

8.3.3.	Insider and Temporary Insider

The term “Insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI. This may include an officer, director or employee of a company, as well as any controlling shareholder. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to such information. Temporary insiders include, among others, the Firm’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations.

8.3.4.	Tipper / Tippee Liability

An Employee who does not trade securities but learns of MNPI from a corporate insider (or someone who has breached a duty of trust or confidence to the source of the information), and then shares the information with someone else (the “Tipper”) who trades in securities, can be liable for the trading done by the person to whom the Employee passed the information (the “Tippee”). Thus, the Tipper is subject to liability for insider trading if the Tippee trades, even if the Tipper does not. Therefore it is important never to pass on MNPI to anyone who may trade while aware of that information or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows, or should have known, that the Tipper breached a duty of trust or confidence.

8.4.	Breach of Duty

Insider trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an insider, the prohibition against insider trading can apply to a person even if that person has no employment with, or connection to, the issuer of the securities that are traded.

8.5.	Firm’s Insider Trading Policy

The Firm’s “Insider Trading Policy” applies to every Employee and extends to activities outside the scope of his or her duties at the Firm. The Firm forbids any Employee from engaging in any activities that would be considered illegal insider trading. Any questions regarding this Insider Trading Policy should be referred to the Compliance Department.

8.6.	Insider Trading Policy Restrictions

The following Insider Trading Policy restrictions are established for every Employee that has MNPI. Such an Employee may not:

(a)	Buy or sell any security (or related security) for his or her own or any related account or any account in which an Employee may have any direct or indirect interest or any account of any Firm Client, or otherwise act improperly upon any MNPI in the Employee’s possession obtained from any source.

(b)	Recommend the purchase or sale of any security to any person based upon MNPI.

8.7.	Procedures Designed to Detect and Prevent Insider Trading

Before trading on his or her own behalf or for others, each Employee should ask himself or herself the following questions regarding information in his or her possession:

(a)	Is the information material? Is the information nonpublic? If, after consideration of the above, an Employee believes that the information is material and nonpublic, or if an Employee has questions as to whether the information is material and nonpublic, he or she should take the following steps:

(i)	Report the information and proposed trade immediately to the Compliance Department;

(ii)	Do not purchase or sell the securities either on behalf of himself or herself or on behalf of others; and

(iii)	Do not communicate the information inside or outside of the Firm, other than to the Compliance Department.

(b)	After the Compliance Department has reviewed the issue, the Employee will be instructed either to continue the prohibitions against trading and communication because the Compliance Department has determined that the information is MNPI, or he or she will be allowed to trade the security and communicate the information.

Additionally, Employees are required to disclose the existence and location of all personal trading accounts and to arrange for copies of all brokerage statements to be sent from the outside financial institution to the Firm’s Compliance Department. Such statements will be reviewed by the Compliance Department. See Section 7.4.

8.8.	Compliance Responsibilities

The Compliance Department will review the Firm’s Insider Trading Policy during the annual compliance training meeting to ensure that all Employees are properly trained and aware of the prohibitions on trading on MNPI. Upon learning of a potential violation of the Insider Trading Policy, the CCO will promptly prepare a confidential written report to be discussed with the Firm’s senior management. The report will describe who violated the policy, how it is believed to have been violated, and provide recommendations for further action. If appropriate, the CCO will submit a report to FINRA under Section 7.8.2 of this Code of Ethics.

9.	ANNUAL REVIEW BY BOARD OF REGISTERED FUND CLIENTS

For the Firm RIAs, With respect to any client that is a fund registered under the 1940 Act, no less frequently than annually, the CCO and other senior management shall furnish a written report to the Board of Directors or Trustees (the “Board”) of the client, which shall:

(a)	describe any issues arising under the Code of Ethics or “material compliance matter,” as such term is defined at Rule 38a-1(e)(2) under the 1940 Act, not previously reported to the Trustees, including any information regarding sanctions and remedial actions taken in response thereto;

(b)	list all waivers given by quantity and type and describe any waivers that might be considered material or important by the Board;

(c)	list all approvals of investments in IPOs, Limited Offerings, and Clearable Registered Funds that were granted;

(d)	certify that the CCO has reviewed the Code and the compliance and supervisory policies and procedures of the investment adviser and has found that they are reasonably designed to prevent violations of the federal securities laws and of the Code itself.

10.	RECORDKEEPING REQUIREMENTS

The Firm, at its principal place of business, will maintain records in the manner and to the extent set out below:

(a)	A copy of each code of ethics for the Firm that is in effect, or at any time within the past five years was in effect, will be maintained in an easily accessible place;

(b)	A record of any violation of the Code, and of any action taken as a result of the violation, will be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(c)	A copy of each report made by an Employee as required by this Code, including any information permitted to be provided in lieu of the reports, will be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(d)	A record of all persons, currently or within the past five years, who are or were required to make reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place;

(e)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities in an initial public offering or in a limited offering, will be maintained for at least five years after the end of the fiscal year in which the approval is granted; and

(f)	A copy of each report provided by the CCO to a Board will be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.